Section 16(a) Beneficial Ownership Reporting Compliance

Each director and officer of the Fund who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and persons who own more than ten percent of a registered class of the Fund's securities are required to report to the Securities and Exchange Commission (the "Commission") by a specified date his or her beneficial ownership of or transactions in the Fund's securities. Based upon a review of filings with the Commission, such forms received by the Fund, and written representations that no other reports are required, the Fund believes that each director, officer, and greater than ten percent beneficial owners filed all requisite reports with the Commission on a timely basis during 2017, except for Ms. Prue, former Executive Vice President and Director of Shareholder Communications, who retired in June 2017. Upon her retirement, certain shares granted to her under the Fund's 2005 Equity Incentive Compensation Plan vested. When those shares vested, she elected to forfeit shares to cover tax liabilities and the Form 4 to report the surrender of these shares was filed late.